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					                                   EXHIBIT 99

(UNITED-WASTE-2)(UWST) United Waste Systems announces
$150 million convertible debenture offering

GREENWICH, Conn.--May 31, 1996--United Waste Systems, Inc. (NASDAQ:UWST) announced today that it proposes to offer a new issue of $150 million principal amount of 4-1/2% Convertible Subordinated Debentures due June 1, 2001 (the "Debentures"). The Debentures will be convertible into UWST common stock, at the option of the holder, at a conversion price of $65 per share. The closing of the issue is expected to occur on or about
June 5, 1996.

The Company intends to use the proceeds from the sale of the Debentures to repay outstanding amounts under its revolving credit facility, and for other general corporate purposes including to fund acquisitions and capital expenditures.

Neither the Debentures nor the Common Stock issuable upon the conversion thereof will be registered under the Securities Act of 1933 (the "Securities Act"), and may not be offered or sold in the United States except pursuant to an applicable exemption from the registration requirements of the Securities Act.

This press release shall not constitute an offer to sell or the solicitation of an offer to buy the Debentures. This press release is being issued pursuant to and in accordance with Rule 135c under the Securities Act.

            CONTACT: United Waste Systems, Inc. Greenwich
                     Michael Nolan, 203/622-6335
					                               or
			                  Dewe Rogerson, Inc., New York
			                  Debra Wasser, 212/688-6840

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FOR IMMEDIATE RELEASE

	For further information:
	Debra Wasser					   Michael Nolan
	Dewe Rogerson					  United Waste Systems, Inc.
	212/688-6840					   203/622-6335


                   UNITED WASTE SYSTEMS CLOSES
             $150 MILLION CONVERTIBLE NOTES OFFERING

Greenwich, CT (June 5, 1996) -- United Waste Systems, Inc. (NASDAQ:UWST) reported today that is has closed its previously announced new issue of $150 million principal amount of 4 1/2% Convertible Subordinated Notes due June 1, 2001 (the "Notes"). The Notes will be convertible into UWST common stock, at the option of the holder, at a conversion price of $65 per share.

The Company intends to use the proceeds from the sale of the Notes to repay outstanding amounts under its revolving credit facility, and for other general corporate purposes including to fund acquisitions and capital expenditures.

Neither the Notes nor the Common Stock issuable upon the conversion thereof will be registered under the Securities Act of 1933 (the "Securities Act"), and may not be offered or sold in the United States except pursuant to an applicable exemption from the registration requirements of the Securities Act.

This press release shall not constitute an offer to sell or the solicitation of an offer to buy the Notes. This press release is being issued pursuant to and in accordance with Rule 135c under the Securities Act.

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